Exhibit 99.1

Filed by Cubist Pharmaceuticals, Inc.
Pursuant to Rule 425 under the Securities Act of 1933,
as amended
Subject Company: Optimer Pharmaceuticals, Inc.
Exchange Act Commission File No: 001-33291

FOR IMMEDIATE RELEASE

CUBIST PHARMACEUTICALS ISSUES $800 MILLION OF CONVERTIBLE SENIOR NOTES

Lexington, Mass. — September 10, 2013 — Cubist Pharmaceuticals, Inc. (NASDAQ: CBST) today announced the closing of its previously announced offering of $800 million aggregate principal amount of convertible senior unsecured notes in two series, with one series maturing on September 1, 2018 (the 2018 notes) and the other series maturing on September 1, 2020 (the 2020 notes and together with the 2018 notes, the Notes).  Cubist issued $350 million aggregate principal amount of 2018 Notes, which included $50 million aggregate principal amount of 2018 Notes issued pursuant to the exercise of the initial purchasers’ option to purchase additional 2018 Notes.  Cubist issued $450 million aggregate principal amount of 2020 Notes, which included $50 million aggregate principal amount of 2020 Notes issued pursuant to the exercise of the initial purchasers’ option to purchase additional 2020 Notes.  The Notes were offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Exchange Act of 1933, as amended.

The 2018 Notes bear interest at a rate of 1.125% per year and the 2020 Notes bear interest at a rate of 1.875%, in each case, payable on March 1 and September 1 of each year, beginning on March 1, 2014. The Notes are not redeemable prior to maturity.  The Notes are convertible, only during certain periods and subject to certain circumstances, into cash, shares of Cubist’s common stock, or a combination of cash and shares of Cubist’s common stock, at Cubist’s election.  The initial conversion rate for each series of Notes is 12.1318 shares of Cubist’s common stock per $1,000 principal amount of the Notes, subject to adjustment in certain circumstances.

In connection with the exercise of the initial purchasers’ option to purchase additional Notes, Cubist also entered into additional privately negotiated convertible note hedge transactions and warrant transactions with the initial purchasers or their respective affiliates in order to reduce the potential dilution with respect to shares of Cubist’s common stock upon any conversion of the Notes and/or offset any cash payments Cubist is required to make in excess of the principal amount of converted Notes.

The net proceeds from the offering were approximately $776 million after deducting the initial purchasers’ discounts and commissions, but prior to deducting estimated offering expenses.  Cubist used approximately $58 million to fund the cost of the previously announced and the additional convertible note hedge transactions (after such cost was partially offset by proceeds from the previously announced and the additional warrant transactions).

Cubist Contacts:

INVESTORS:	MEDIA:
Eileen C. McIntyre, (781) 860-8533	Julie DiCarlo, (781) 860-8063
Vice President, Investor Relations	Senior Director, Corporate Communications
eileen.mcintyre@cubist.com	julie.dicarlo@cubist.com

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